Contacts:

•	Clarkston Financial Corporation — Grant Smith, President & COO – P:248 922-6945
•	Marcotte Financial Relations — Mike Marcotte – P:248 656-3873

Clarkston Financial Corp. Reports Q2/ 6-Month Results	For Immediate Release

        CLARKSTON, Mich., July 27, 2006 — Clarkston Financial Corporation (OTCBB: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, reported higher assets, loans and deposits, but a net loss for the second quarter and first half of 2006, chiefly from higher loan-loss provisioning at Clarkston State Bank and operating costs at start-up subsidiary Huron Valley State Bank, Edwin L. Adler, Board Chairman, and J. Grant Smith, President and COO, jointly announced today.

        Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Operating Results

        The net loss for the second quarter of 2006 was $198,000, equivalent to $0.16 per diluted share. The net loss for the first half of 2006 was $552,000, equivalent to $0.44 per diluted share. A year ago, the Corporation reported net income of $116,000, or $0.11 per diluted share, for the second quarter, and net income of $295,000, or $0.27 per diluted share, for the first half. The loan-loss provision for 2006‘s second quarter was $534,000 and $1,366,000 for the first half. These provisions were $260,000 and $355,000, respectively, for the second quarter and first half of 2005.

        “We have nearly completed a comprehensive review of our loan portfolios. We are still working-out a small number of commercial loans. However, we are working hard to address our credit quality issues and credit policy procedures and controls. We still have some more work to do on our credit-administration-restructuring plan, but we expect to have it fully implemented by the end of the third quarter. I’m confident that, with the changes we have made, we now have the appropriate people and systems in place. Going forward, we are principally focused on executing our business plan and returning the company to profitability. We expect results for the third quarter and second half to be aided by loan recoveries,” Mr. Smith said.

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Clarkston Financial Corp.
Q2/6-month 2006 Results

    Mr.        Adler added, “We believe in our people and their ability to return CSB to profitability and to restore shareholder confidence.”

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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CLARKSTON FINANCIAL CORP
Historical Income Stmt Data Unaduited
000's Omitted

	Three Months Ended 06/30/06		Three Months Ended 03/31/06		Three Months Ended 12/31/05	Three Months Ended 09/30/05		Three Months Ended 06/30/05	Six Months Ended 06/30/06		Six Months Ended 06/30/05

Total Interest Income		$3,320		$3,016	$2,985		$2,830	$2,699		$6,336	$5,199
Interest Expense		1,660		1,467	1,347		1,302	1,170		3,127	2,189

Net Interest Income		1,660		1,549	1,638		1,528	1,529		3,209	3,010

Provision for Loan Losses		534		832	104		908	260		1,366	355

Security Gains		0		3	-2		0	0		3	1
Gain on loan sales		12		22	8		34	28		34	75
Service fees on loan and deposit accounts		154		200	157		175	221		354	412
Other Income		0		2	-24		1	4		2	9

Total Other Income		166		227	139		210	253		393	496

Salary & Benefit Expense		839		791	728		692	783		1,630	1,527
Occupancy Expense		280		254	256		209	201		534	384
Other Expense		543		488	558		648	412		1,031	836

Total Other Expense		1,662		1,533	1,542		1,549	1,396		3,195	2,747

EBIT		-370		-589	132		-719	126		-959	405
Tax		-113		-167	113		-242	10		-280	110
Minority Interest		59		68	140		0	0		127	0

Net Income		-198		-354	159		-477	116		-552	295
Reported EPS (diluted)	-$	0.16	-$	0.28	$0.09	-$	0.38	$0.11	-$	0.44	$0.27
Dividends Per Share		$0.00		$0.00	$0.00		$0.00	$0.00		$0.00	$0.00

Selected Financial Ratios:
Total Risk Based Capital		13.09%		14.28%	14.82%		15.19%	12.82%		13.09%	12.82%
Return on Average Assets		-0.40%		-0.72%	0.33%		-1.02%	0.27%		-1.09%	0.67%
Return on Average Equity		-5.28%		-9.35%	4.18%		-12.44%	3.78%		-14.89%	9.58%
Net Interest Margin		3.46%		3.27%	3.55%		3.36%	3.66%		3.30%	3.56%

Average Assets		199,429		197,071	191,921		186,933	173,133		201,786	175,932
Net charge-offs ($)		1,092		644	53		535	117		1,736	129
Gross charge-offs ($)		1,115		651	55		535	117		1,766	130

CLARKSTON FINANCIAL CORP
Historical Financial Data Unaudited
000's Omitted

	6/30/06	3/31/06	12/31/05

Total Assets	$211,221	$201,887	$195,576

Total Loans, Net of Unearn. Disc	140,601	139,319	133,544
Loans HFS	217	294	314

Loan Loss Reserve	1,560	2,118	1,930
Non-accrual Loans	916	1,142	1,066
Renegotiated Loans	0	0	0
Loans 90 days + Still Accruing	491	2,978	1,413
Total Non-performing Loans	1,407	4,120	2,479
Total Securities	48,009	49,948	48,982

Premises/Furniture & Fixtures	4,824	4,882	3,911
Repossessed Assets	182	186	205

Noninterest-bearing Deposits	25,656	22,491	23,633
Interest bearing Deposits	151,891	141,305	137,699

Total Deposits	177,547	163,796	161,332
CD's>$100K	48,230	40,006	37,668

Trust Preferred	4,000	4,000	4,000
Common Equity	13,984	14,667	15,131
Common Shares Outstanding at End of Period	1,246	1,246	1,246
Goodwill/Intangibles	0	0	0
Total borrowings	10,200	10,200	10,200